Exhibit 4.9

RADWARE LTD.

2010 EMPLOYEE SHARE PURCHASE PLAN

1.           Purpose

The purpose of this Plan is to provide employees of the Company and its Designated Subsidiary with an opportunity to purchase Ordinary Shares of the Company through accumulated payroll deductions.

2.           Definitions.

a)	“Board” means the Board of Directors of the Company.

b)	“Company” means RADWARE Ltd., an Israeli company whose registered office is in Tel Aviv, Israel, or any successor company.

c)
“Compensation” means the fixed salary or wage paid by the Company to an Employee as reported to the Israeli Income Tax Authority, including an Employee's portion of salary deferral contributions to Executives’ Insurance and Advanced Studies Fund and including commissions base amount (100%), but excluding payments for overtime, shift premium, one time bonuses, severance pay, foreign service pay, expense reimbursements, any credit or benefit under any employee plan and any other compensation.

d)	"Designated Subsidiary" means any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in this Plan.

e)
“Employee” means any individual who is an employee of the Company or a Designated Subsidiary whose customary employment with the Company or its Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year except (i) any such person who is prohibited by applicable law from participating in this Plan and (ii) with respect to Israeli Participants, subject to the provisions of Section 11(d) hereof. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or Subsidiary.  Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

f)	“Exercise Date” means the Trading Day on the date six (6) months or twelve (12) months after the Offering Date on each Offering Period.

g)
"Fair Market Value" per Ordinary Share as of a particular date shall mean the closing price per Ordinary Share on such date as reported on the National Association of Securities Dealers Automated Quotation (NASDAQ) (or on such other recognized market or quotation system on which the trading prices of the Ordinary Shares are traded or quoted at the relevant time).

h)	“Offering Date” means the first Trading Day of each Offering Period of this Plan.

i)	“Offering Period” means, subject to Section 4 of this Plan, a period of twelve (12) months consisting of two (2) six-month Payment Periods.

j)	"Option" a right to purchase Ordinary Shares pursuant to the terms of this Plan.

k)	“Ordinary Shares” means the ordinary shares, NIS 0.1 par value, of the Company.

l)	“Parent” means a corporation, domestic or foreign, which holds, directly or indirectly, not less than fifty percent (50%) of the voting shares of all classes of shares of the Company.

m)	“Participant” means any Employee subscribing to this Plan in accordance with Section 5 of this Plan.

n)	“Plan” means this 2010 Employee Share Purchase Plan, as amended from time to time.

o)	“Payment Period” means a period commencing on an Offering Date or on the Trading Day after an Exercise Date and terminating on the Trading Day on the date six (6) months later.

p)
“Subsidiary” means a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares of all classes of shares are held, directly or indirectly, by the Company  at the time of granting an Option hereunder, whether or not such corporation now exists or is hereafter organized or acquired by the Company.

q)	“Trading Day” means a day on which NASDAQ System are open for trading.

3.           Eligibility.

(a)
Any Employee who shall be employed on the date his or her participation in this Plan is effective shall be eligible to participate in this Plan, subject to limitations imposed by law.

Notwithstanding the foregoing, an individual, who is otherwise eligible to participate in this Plan but who is on an Insurance Leave (as defined in Section 11(d) below) during any Payment Period shall be eligible to be a Participant in accordance with the provisions of Section 11(d) hereunder.

(b)
Notwithstanding any provisions of this Plan to the contrary, no Employee shall be granted an Option under this Plan if immediately after the grant, such Employee would own shares and/or hold outstanding options to purchase shares possessing ten percent (10%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company. Any amounts received from an Employee which cannot be used to purchase Ordinary Shares as a result of this limitation will be returned as soon as practicable to the Employee without interest.

4.           Offering Periods.

The Plan shall be implemented by overlapping twelve (12) month Offering Periods with the first Offering Period commencing on February 10, 2010, and a new Offering Period commencing on the first Trading Date following the first Exercise Date of each previous Offering Period and ending on the last Trading Day prior to the first anniversary of such commencement date (if such date is not a trading day, the Exercise Date shall be postponed to the next available trading day). This Plan shall continue thereafter until terminated in accordance with Section 20 hereof.  Subject to the requirements of Section 20, the Board shall have the power to change the duration and/or frequency of Offering Periods with respect to future offerings and shall use its best efforts to notify Employees of any such change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Furthermore, the Board may adjust the duration of the first Offering Period (up to but not exceeding 15 months) to reflect the timing of this Plan’s implementation, provided that such adjustment is announced to Participants prior to the first Exercise Date under this Plan.

5.           Participation.

(a)
An eligible Employee may become a Participant by completing a subscription agreement authorizing payroll deductions on a form provided by the Company and filing it with the Company’s payroll office at least ten (10) days prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

If a Participant has not filed a subscription agreement for the applicable Offering Period at a timely fashion, he or she shall be deemed to have elected not to participate in such offering. Refraining from participating in any offering shall not limit nor prevent a Participant from participating in any successive offering.

(b)
Payroll deductions for a Participant shall commence on the first payroll following the Offering Date and shall end on the Exercise Date of the offering to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11.

6.           Payroll Deductions.

(a)
At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount no less than one percent (1%) and not more than ten percent (10%) of his or her Compensation (only full numbers without fractions), and may amount to ten percent (10%) of his or her aggregate Compensation during said Offering Period.

For the avoidance of doubt, deductions will be made off Employees’ net salary (after taxes).

(b)
All payroll deductions made by a Participant shall be credited to his or her account under this Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(c)
A Participant may discontinue his or her participation in this Plan as provided in Section 11, or may change the rate or amount of his or her payroll deductions during the Offering Period (within the limitations of Section 6(a)) by completing and filing with the Company a new subscription agreement authorizing such change in the rate of deduction; provided, however, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Payment Period. Provided that the new authorization is received by the Company more than ten (10) days in advance of the start of the next payroll period (the next payday), the change in rate shall be effective at the next payroll only as to Compensation accrued following such effective date. Subject to the limitations of Section 6(d), a Participant’s subscription agreement shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in Section 11.

(d)
To the extent permitted by applicable law, all tax consequences arising from the grant or exercise of any Option, from the payment for Ordinary Shares or from any other event or act, hereunder, shall be borne solely by the Participant. The Company and/or its Subsidiaries and/or Parent shall withhold taxes according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source. At the time the Option is exercised, in whole or in part, or at the time some or all of the Company’s Ordinary Shares issued under this Plan is disposed of, the Participant must make adequate provision for the Company’s tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Ordinary Shares. At any time, the Company may, but will not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale of Ordinary Shares by the Employee. Furthermore, the Participant shall agree to indemnify the Company and/or its Subsidiaries and/or Parent and hold them harmless against and from any and all liability for any such tax or interest or penalties thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

7.           Grant of Option.

On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an Option to purchase on each Exercise Date during such Offering Period (at the per share Option price) up to a number of shares of the Company’s Ordinary Shares determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by ninety percent (90%) of the Fair Market Value of a share of the Company’s Ordinary Shares on the Offering Date. Exercise of each Option during the Offering Period shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 11, and each Option shall expire at midnight on the last day of the applicable Payment Period (i.e. at the end of the Exercise Date).

8.           Exercise of Option.

Unless (i) a Participant withdraws from this Plan as provided in Section 11; or (ii) the share price at the Exercise Date is lower than ninety percent (90%) of the Fair Market Value of a share of the Company’s Ordinary Shares on the Offering Date; or (iii) for Israeli employees, the $/NIS conversion rate as of the exercise date compared to the $/NIS conversion rate as of the offering date has declined in a higher ratio than the ratio derived from dividing the share price at the Exercise Date by ninety percent (90%) of the Fair Market Value of a share of the Company’s Ordinary Shares on the Offering Date, his or her Option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full Ordinary Shares subject to Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in his or her account, all in accordance with Section 7 hereinabove. No fractional shares will be purchased and any amount remaining in the Participant’s account after an Exercise Date shall be held in the account until the next Exercise Date of the Offering Period, unless the Offering Period has been oversubscribed or has terminated with such Exercise Date, in which case such amount shall be refunded to the Participant. During a Participant’s lifetime, a Participant’s Option to purchase Ordinary Shares hereunder is exercisable only by him or her.

9.           Sell of Shares.

Unless a Participant instructs the Company otherwise, by completing a “keep” form, requesting not to sell his or her Ordinary Shares (derived from the exercise of his or her Options from the Plan), and filing such form with the Company’s payroll office at least five (5) business days prior to the applicable Exercise Date, the Participant’s Ordinary Shares will be sold automatically on the Exercise Date and the net proceeds from this sale will be paid to the Participant in the next payroll payment.

10.         Delivery.

In case the Participant chooses to keep his Ordinary Shares, as promptly as practicable after the Exercise Date of each Payment Period, the Company shall arrange the delivery to each Participant, as appropriate, of a certificate representing the Ordinary Shares purchased upon exercise of his or her Option. The Ordinary Shares will be transferred to the employee’s account or the trustee’s account (according to the employee’s decision) and any cash remaining to the credit of a Participant’s account under this Plan after a purchase by him or her of Ordinary Shares at the termination of each Payment Period which is insufficient to purchase a full share of Ordinary Shares of the Company shall be applied to the Participant’s account for the next Payment Period.

11.           Withdrawal; Termination of Employment.

(a)
A Participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her Option under this Plan by giving written notice to the Company at least seven (7) business days prior to the applicable Exercise Date, pursuant to a form to be provided by the Company. All of the Participant’s payroll deductions credited to his or her account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal and such Participant’s remaining Option or Options for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of Ordinary Shares will be made during the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new subscription agreement.

(b)
Upon a Participant's ceasing to be an Employee prior to an Exercise Date for any reason, including retirement or death, or upon termination of a Participant’s employment relationship (as described in Section 2(e)), the payroll deductions credited to such Participant’s account during the Payment Period but not yet used to exercise the Option will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 of this Plan, and such Participant’s remaining Option or Options will be automatically terminated.  Such termination shall be deemed a withdrawal from this Plan.

(c)
A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the Participant withdraws.

(d)
With respect to Israeli Participants, notwithstanding anything to the contrary in the Plan, if during any Payment Period, any portion of the Participant’s Compensation shall be paid to such Participant directly by the Israel’s National Insurance System (“Bituach Leumi”) (such period during which payments are made by National Insurance System being referred to as an “Insurance Leave”), the rate of payroll deduction for such Participant shall automatically be reduced to 0% (the “Reduced Rate of Deduction”) as of the effective date of the Insurance Leave, unless a Participant gives a written notice of withdrawal to the Company as provided hereinabove. At such time as the Insurance Leave terminates and the Company resumes paying such Participant’s salary directly, the Reduced Rate of Deduction shall continue to apply unless and until the Participant makes changes to the rate of deduction pursuant to Section 6(c) above.

(e)
Neither the Plan nor the participation of a Participant in the Plan shall impose any obligation on the Company to continue the employment of any Participant, and nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Company, or restrict the right of the Company to terminate such employment at any time.

12.         Interest.

No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in this Plan or any assets held in the Participant’s account.

13.         Shares.

(a)
The maximum number of Ordinary Shares of the Company which shall be made available for sale under this Plan shall be one million (1,000,000) Ordinary Shares subject to adjustment upon changes in capitalization of the Company as provided in Section 19 of this Plan.  If on a given Exercise Date the number of Ordinary Shares with respect to which Options are to be exercised exceeds the number of Ordinary Shares then available under this Plan (after deduction of all Ordinary Shares for which Options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the Ordinary Shares remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determined to be equitable.  In such event, the Company shall give written notice of such reduction of the number of Ordinary Shares subject to the Option to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary. Any amounts remaining in an Employee's account which have not been applied to the purchase of Ordinary Shares pursuant to this Section 13 shall be refunded on or promptly after the applicable Exercise Date.

(b)	A Participant will have no interest or voting right in Ordinary Shares covered by his or her Option until such Option has been exercised.

(c)
Ordinary Shares to be delivered to a Participant under this Plan will be registered in the name of the Participant or, subject to applicable law including Section 102 of the Israeli Income Tax Ordinance - 1961, in the name of the Participant and his or her spouse.

14.         Administration.

The Plan shall be administered by the Board or, subject to applicable law, a committee appointed by the Board.  The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of this Plan, and to adjudicate all disputed claims filed under this Plan.  Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.  Members of the Board who are eligible Employees are permitted to participate in this Plan, provided that:

(a)	Members of the Board who are eligible to participate in this Plan may not vote on any matter affecting the administration of this Plan or the grant of any Option pursuant to this Plan.

(b)	If a committee is established to administer this Plan, no member of the Board who is eligible to participate in this Plan may be a member of the committee.

To the extent that the committee is not authorized to take action pursuant to Section 112 of the Israeli Companies Law 5759-1999 or any applicable law, the Board shall serve as the administrator of the Plan with respect to such action. Notwithstanding the above, the Board shall automatically have authority if no committee shall be constituted or if such committee shall cease to operate for any reason.

No member of the Board and/or the committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan and all members of the Board and/or the committee shall be indemnified and held harmless by the Company with respect to any such action, determination or interpretation.

15.         Designation of Beneficiary.

(a)
Subject to applicable law, including the laws of decent and distribution, a Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to the Exercise Date of the Offering Period.

(b)
Such designation of beneficiary may be changed by the Participant at anytime by written notice.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such Ordinary Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Ordinary Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.         Transferability.

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive Ordinary Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11.

17.         Use of Funds.

All payroll deductions received or held by the Company under this Plan shall be segregated from all other Company accounts and the Company may not use such payroll deductions for any corporate purpose.

18.         Reports.

Individual accounts will be maintained for each Participant in this Plan.  Statements of account will be given to participating Employees annually, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of Ordinary Shares purchased and the remaining cash balance, if any.

19.         Adjustments Upon Changes in Capitalization.

19.1   Subject to any applicable law, the number of shares of Ordinary Shares covered by each Option under this Plan which has not yet been exercised and the number of shares of Ordinary Shares which have been authorized for issuance under this Plan but have not yet been placed under Option (collectively, the “Reserves”) as well as the price per share of Ordinary Shares covered by each Option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Ordinary Shares resulting from a stock split, reverse stock split, stock dividend, combination, reclassification or any other increase or decrease in the number of Ordinary Shares effected without receipt of any conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an Option.

19.2   In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

19.3   In the event a proposed sale of all or substantially all of the assets or shares of the Company, or the merger of the Company with or into another corporation, each Option under this Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”).  If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets or shares, the Board shall notify each Participant in writing, at least fifteen (15) days prior to the New Exercise Date, that the Exercise Date for his or her Option has been changed to the New Exercise Date, that his or her Option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11, and he or she shall be deemed as if he or she filed with the Company a withdrawal form immediately following the New Exercise Date.  For purposes of this paragraph, an Option granted under this Plan shall be deemed to be assumed if, following the sale of assets or merger the option confers the right to purchase, for each Ordinary Share subject to the Option immediately prior to the sale of assets or merger the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Ordinary Shares for each share of Ordinary Shares held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Ordinary Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the Option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the sale of assets or merger.

19.4   The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Ordinary Shares covered by each outstanding Option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Ordinary Shares, and in the event of the Company being consolidated with or merged into any other corporation.

20.         Amendment or Termination

(a)
The Board may at any time and for any reason terminate or amend this Plan.  Except as provided in Section 19 and in this Section, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Board on any date if the Board determines that the termination of this Plan is in the best interests of the Company and its shareholders.

(b)
Without shareholder approval the Board (or its committee, subject to applicable law) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than NIS, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Ordinary Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee, subject to applicable law) determines in its sole discretion advisable which are consistent with this Plan.

(c)
Participation in the Plan, as evidenced by delivery of a subscription agreement, shall be deemed to constitute an acknowledgment by the Participant that any amendment, termination, suspension or discontinuation of the Plan by the Company shall not be deemed to constitute a “material worsening” of the terms of Participant’s employment, and will not give rise to any right to terminate Participant’s employment or to claim constructive termination.

21.         Notices.

All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.         Conditions Upon Issuance of Shares.

Ordinary Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Ordinary Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Ordinary Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Ordinary Shares are being purchased only for investment and without any present intention to sell or distribute such Ordinary Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.         Term of Plan.

The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company, if such approval is required by applicable law.  It shall continue for a term of twelve (12) months, and shall be renewed automatically at the end of each such term for an additional term of twelve (12) months, until the lapse of 10 years from the date of adoption of this Plan by the Board - unless sooner terminated under the provisions of Section 20. Subject to applicable law, such an automatic renewal shall not require any Board or shareholders approval.

RADWARE LTD.

2010 EMPLOYEE SHARE PURCHASE PLAN

ADDENDUM FOR ISRAELI PARTICIPANTS

1.           Application.  This Addendum for Israeli Participants (the “Addendum”) in the "Radware Ltd. 2010 Employee Share Purchase Plan" (the “Plan”) sets forth additional terms and conditions applicable to Options granted to Eligible Employees who are (or are deemed to be) residents of the State of Israel for the purpose of payment of taxes, and forms an integral part of the Plan. Only Options pursuant to the Plan may be granted under this Addendum. Options granted under this Addendum are intended to qualify under Section 102 of the Ordinance.  For the avoidance of doubt, this Addendum does not add to or modify the Plan in respect of any other category.

The Plan and this Addendum are complimentary to each other and shall be deemed as one.  In any case of contradiction with respect to Options granted to Eligible Employees, whether explicit or implied, between the provisions of this Addendum and the Plan, the provisions set out in this Addendum shall prevail.

2.           Definitions.  Definitions as set out in the Plan are applicable to this Addendum.  In addition, the following definitions shall apply to this Addendum:

(a)           “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, U.S. and Israeli tax laws, Israeli securities laws, Israel’s Companies Law - 1999, and Foreign Currency Control Law, any stock exchange or quotation system on which the Ordinary Share is listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the Plan and the Addendum, as are in effect from time to time.

(b)           “Option Agreement” shall mean in connection with Eligible Employees the "Participation in the ESPP according to Section 102 of the Income Tax Ordinance" form together with the "Subscription Agreement" form, and\or any other relevant written agreement executed by an authorized officer of the Company and the Eligible Employee, which shall contain such terms and conditions with respect to the Option, as the Board shall determine, consistent with the Plan and this Addendum.

(c)           “Capital Gain Option (CGO)” means a Trustee 102 Option elected and designated by the Company, or a Subsidiary, to qualify under the capital gain tax treatment, in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(d)           “Controlling Shareholder” shall have the meaning given to such term in Section 32(9) of the Ordinance.

(e)           “Employee” or “Eligible Employee” means, in addition to the definition provided in Article 2 of the Plan, any person, who is an employee, executive, officer, office holder employed by, the Company or any Parent or Subsidiary, who is (or is deemed to be) a resident of the State of Israel for the purpose of payment of taxes, excluding a Controlling Shareholder. In any case of contradiction between the definition of Eligible Employee in this Addendum and in the Plan, whether explicit or implied, the definition in this Addendum shall prevail.

(f)           “ITA” means the Israeli Tax Authority.

(g)           “Non-Trustee 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in Trust by a Trustee.

(h)           “Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961, and any regulations, rules, orders or procedures promulgated thereunder.

(i)            “Ordinary Income Option (OIO)” means a Trustee 102 Option elected and designated by the Company to qualify for ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(j)           “Rights” means any and all rights, securities or property, issued in respect of Ordinary Shares granted pursuant to this Addendum or resulting from the exercise of Options granted under this Addendum, including bonus shares, but excluding cash dividends.

(k)           “Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(l)            “Section 102 Option” means an Option granted to an Eligible Employee and intended to qualify under Section 102.

(m)          “Share” means an Ordinary Share of the Company.

(n)           “Trust” means that certain trust established by the Company with the Trustee for the purpose of holding Options or Shares issued pursuant to Options or any Rights thereof, in accordance with Section 102.

(o)           “Trust Agreement” means that certain trust agreement(s) entered into by the Company and the Trustee with respect to the Trust.

(p)           “Trustee” means a trustee appointed by the Board and approved by the ITA in accordance with Section 102, to hold in Trust for the benefit of an Eligible Employee, Options, or Shares issued pursuant to Options, or any Rights thereof.

(q)           “Trustee 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in Trust by a Trustee for the benefit of an Eligible Employee.

3.           Effectiveness of Addendum.  This Addendum shall become effective upon the date specified by the Board.

4.           Eligibility.

(a)           Any Eligible Employee who shall be employed by the Company or a Subsidiary on the first business day of any Payment Period shall receive Options under the Plan and this Addendum, as provided in the Plan (including in Articles 3 and 5 thereto).

(b)           Section 102 Options may only be granted to Eligible Employees.

5.           Options Under Section 102.

(a)           Designation Subject to Section 102.  The Company may designate Options to Eligible Employees pursuant to Section 102 as Non-Trustee 102 Options or Trustee 102 Options, subject to the terms and conditions set forth in Section 102.  Trustee 102 Options may either be classified as CGOs or OIOs (the “Tax Route(s)”). No Trustee 102 Options may be granted under this Addendum to any Eligible Employees, until the lapse of at least thirty (30) days from the day the Addendum and the Company’s election of the type of Trustee 102 Options (as CGO or OIO) (the “Election”), is appropriately filed with the ITA.  Such Election shall become effective beginning with the date of grant of the first Trustee 102 Option under this Addendum, and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Options under this Addendum.  The Election shall obligate the Company to grant only the type of Trustee 102 Option it has elected (CGO or OIO) during the period indicated in the preceding sentence, and shall apply to all Trustee 102 Options granted during the period the Election is in effect, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee 102 Options to the Eligible Employees at any time.

(b)           Issuance of Shares to Trust.  Notwithstanding anything to the contrary in the Plan, including without limitation Articles 7 through 10 of the Plan, in the event the Company grants Trustee 102 Options, each Option, and each Share issued upon the exercise of an Option (and any other Right received in respect of such Shares while such Shares are held in the Trust) shall be deposited with the Trustee and held in Trust for the benefit of the Eligible Employee, for the period of time required by Section 102 (the “Minimum Trust Period”), until such time that such Options, Shares (or Rights) are released from the Trust as herein provided.  The Trustee shall hold such Options, Shares (or Rights) pursuant to the instructions provided by the Board from time to time, provided such instructions are consistent with the terms of the Plan and this Addendum, the Trust Agreement and all Applicable Laws.  Upon grant of a Trustee 102 Option, the Eligible Employee will sign an undertaking declaring that he/she is familiar with the provisions of Section 102 and the elected Tax Route and that he/she undertakes not to sell or transfer the Trustee 102 Options or Rights prior to the lapse of the Minimum Trust Period, unless he/she pays all taxes, which may arise in connection with such sale and/or transfer.

(c)           Minimum Trust Period; Release of Options and Shares from Trust.  With respect to any Trustee 102 Options, subject to the provisions of Section 102, in order to obtain favorable Trustee 102 Options tax treatment, an Eligible Employee shall not be entitled to sell or release from Trust any Option, Share issued upon the exercise of an Option and/or any Rights received with respect to such Trustee 102 Option, until the lapse of the Minimum Trust Period required under Section 102.  Notwithstanding the above, if any such sale or release occurs during the Minimum Trust Period, the implications under Section 102 shall apply to, and shall be borne by, such Eligible Employee. In the event the requirements for Trustee 102 Options are not met, then the Trustee 102 Options shall be regarded as Non-Trustee 102 Options, all in accordance with the provisions of Section 102.

(d)           Condition to Release of Options and Shares from Trust.  No 102 Options or Shares issued upon the exercise of an Option (or Rights received in respect of such Shares while such Shares are held in the Trust) shall be sold or released from the Trust to the Eligible Employee unless and until such Eligible Employee shall have satisfied all of such Eligible Employee’s tax obligations with respect to such Options, Shares or Rights (including, without limitation, social security and health insurance payments, if applicable) and shall have provided the Trustee with sufficient confirmation of the satisfaction of such tax obligations, in a form satisfactory in the opinion of the Trustee. The Eligible Employee shall satisfy such tax obligations in any manner contemplated by Section 6 below.

(e)           Rights as a Shareholder While Shares are Held in Trust.  Once Shares are issued upon the exercise of an Option, the Eligible Employee shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the Company.  The Eligible Employee shall be entitled to receive dividends with respect to such Shares and to vote the same at any meeting of the shareholders of the Company.  For so long as such Shares are held in the Trust by the Trustee on behalf of an Eligible Employee, the cash dividends paid with respect thereto shall be remitted directly to such Eligible Employee.  In the event a share dividend (including bonus Shares and any Rights with respect to the Shares) is declared on Shares held in the Trust by the Trustee on behalf of an Eligible Employee, such share dividend shall be issued to the Trustee for the benefit of such Eligible Employee, shall be subject to the provisions of the Plan and this Addendum, and the Minimum Trust Period for such Rights shall be measured from the commencement of the Minimum Trust Period applicable to such Shares with respect to which the dividend was declared, subject to Applicable Laws.  Furthermore, such Rights shall be subject to the Taxation Route under Section 102, which is applicable to such Shares.  No adjustment shall be made for a dividend or other Right for which the record date is prior to the date the Shares are issued, except as provided in the Plan and in this Addendum.  For so long as Shares are held in Trust by the Trustee on behalf of an Eligible Employee, the voting rights at the Company’s general and special meetings attached to such Shares will remain with the Trustee.  However, the Trustee shall not exercise such voting rights at general and special meetings.  The Trustee shall not be required to notify the Eligible Employee of any Shares held in the Trust of any meeting of the Company’s shareholder.

(f)           Nontransferability of Options Held in Trust.  Without derogating from the limitations on transferability of Options as specified in the Plan and in this Addendum, as long as Options are held by the Trustee on behalf of an Eligible Employee, such Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution.

(g)           Certain Options Not Required to be Held in Trust.  Non-Trustee 102 Options (including any Rights received with respect thereof) are not required to be held in the Trust and shall not be subject to the provisions of this Section 5.

6.           Tax Implications.

                    (a)           Tax Consequences.  Any tax consequences arising from the grant, or exercise, from the payment for Shares covered thereby, or from any other event or act (of the Company or any Subsidiary, the Trustee or the Eligible Employee), hereunder, shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s social security and national health insurance payments, if applicable). The Company and/or any Subsidiary, and/or the Trustee shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Eligible Employee shall agree to indemnify the Company and/or its Subsidiary and/or the Trustee and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

(b)           Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Eligible Employee of any taxes or other sums required by all Applicable Laws to be paid or withheld with respect to the issuance, exercise, sale or release from the Trust of any Option or any Share issued upon the exercise of an Option (or Rights issued with respect to such Shares). The Board may in its discretion and in satisfaction of the foregoing requirement allow such Eligible Employee to satisfy such tax or other obligations by the delivery to the Company, the Trustee or the appropriate authorities of cash in an amount equal to the sums required to be paid or withheld, may also allow such Eligible Employee to elect to have the Company withhold Shares otherwise issuable under such Option or may allow the return of Shares having a Fair Market Value equal to the sums required to be paid or withheld.  Notwithstanding any other provision of the Plan and this Addendum, the number of Shares which may be withheld with respect to the issuance, exercise, sale or release from the Trust of any Option or any Shares issued upon the exercise of an Option (or Rights issued with respect to such Shares) (or which may be repurchased from the Eligible Employee of such Option within six (6) months after such Shares were acquired by the Eligible Employee from the Company) in order to satisfy the Eligible Employee’s tax or other liabilities with respect to the issuance, exercise, sale or release from the Trust of any Option or any Shares issued upon the exercise of an Option (or Rights issued with respect to such Shares), shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the statutory tax rates that are applicable to such taxable income.  In addition, without derogating from the Eligible Employee’s obligations to pay taxes or other sums as and when due, upon the sale by a Eligible Employee of any Shares held in the Trust or release of such Shares from the Trust, the Company may (by itself or through the Trustee) withhold from the proceeds of such sale all applicable taxes or other amounts, in which event the Company (or the Trustee) shall remit the amount withheld to the appropriate authorities, shall pay the remaining balance of such sale proceeds to the Eligible Employee and shall report to such Eligible Employee the amount so withheld and paid to said authorities.

(c)           No Release of Options or Shares Until Payments Made. The Company and/or, when applicable, the Trustee shall not be required to release any Option and/or Shares to an Eligible Employee until all required payments have been fully made.

(d)           Guarantee. With respect to a Non-Trustee 102 Option, if the Eligible Employee ceases to be employed by the Company or any Subsidiary thereof, the Eligible Employee shall extend to the Company and/or any Subsidiary, a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

(e)           Dividends.  Any dividends payable with respect to Shares issued with respect to any Options granted pursuant to this Addendum shall be subject to any applicable taxation on the distribution of dividends, and when applicable subject to the provisions of Section 102.

7.           Compliance with Applicable Laws.  This Addendum shall be subject to all Applicable Laws.  The grant of Options and Rights and the issuance of Shares upon the exercise of Options under this Addendum shall entitle the Company to require recipients of Options to comply with such Applicable Laws as may be necessary.  Furthermore, the grant of any Options under this Addendum shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over this Addendum and the Options and Rights granted thereunder.

8.           Governing Law.  The validity and enforceability of this Addendum shall be governed by, and construed in accordance with, the laws of the State of Israel without giving effect to the principles of conflicts of law thereof.

RADWARE LTD.

2010 EMPLOYEE SHARE PURCHASE PLAN

ADDENDUM FOR UNITED STATES PARTICIPANTS

1.           Application.  This Addendum for United States Participants (the “Addendum”) in the Radware Ltd. 2010 Employee Share Purchase Plan (the “Plan”) sets forth additional terms and conditions applicable to Options granted to Eligible Employees who are (or are deemed to be) residents of the United States of America for the purpose of payment of taxes, and forms an integral part of the Plan.  Only Options pursuant to the Plan may be granted under this Addendum.  Options granted under this Addendum are not intended to qualify under Section 423 of the Internal Revenue Code (the “Code”).  For the avoidance of doubt, this Addendum does not add to or modify the Plan in respect of any other category.

The Plan and this Addendum are complimentary to each other and shall be deemed as one.  In any case of contradiction with respect to Options granted to Eligible Employees, whether explicit or implied, between the provisions of this Addendum and the Plan, the provisions set out in this Addendum shall prevail.

2.           Effectiveness of Addendum.  This Addendum shall become effective upon the date the Plan becomes effective.

3.           Section 409A Compliance.  Notwithstanding Section 19 of the Plan, with respect to Participants’ Options that would otherwise be subject to Code Section 409A of the Code, the shortening of the Offering Period then in progress and the setting of a New Exercise Date shall only be effected to the extent the event constituting the merger or sale of assets qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of a substantial portion of the assets” of the Company, as defined in U.S. Treas. Reg. § 1.409A-3(i)(5) or successor provisions.

All rights granted to Participants under this Plan and this Addendum are expressly subject to all applicable laws, regulations and the approval of all governmental authorities required for the authorization, issuance, sale or transfer of the Ordinary Shares reserved for the Plan.  This includes, without limitation, a current registration statement of the Company under the Securities Act of 1933, as amended, covering the Ordinary Shares that may be purchased under the Plan.  If a registration statement is not effective on the last day of a Payment Period, the Payment Period shall be extended until the first business day after the effective date of a registration statement, or post-effective amendment; provided, however, that a Payment Period for a Participant’s Options that would otherwise be subject to Section 409A of the Code shall be extended only to the extent that such extension would not cause a violation under Section 409A of the Code.

To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the benefits payable under the Plan and this Addendum are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code.  To the extent applicable, the Plan and this Addendum are intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  To the extent an Option or rights under the Plan or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Option or right shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Board or applicable committee.  Any provision of the Plan that would cause the grant of an Option or right or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code if permitted in accordance with the final regulations and guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if an Option or right granted under the Plan that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or applicable committee with respect thereto.

4.           Governing Law.  The validity and enforceability of this Addendum shall be governed by, and construed in accordance with, the laws of the State of Israel without giving effect to the principles of conflicts of law thereof.